UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): June 20, 2013

TRIPADVISOR, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35362	80-0743202
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

141 Needham Street

Newton, MA 02464

(Address of principal executive offices) (Zip code)

(617) 670-6300

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 20, 2013, TripAdvisor LLC (“TA LLC”), an indirect, wholly owned subsidiary of TripAdvisor, Inc. (“TripAdvisor”), entered into a Lease (the “Lease”), with Normandy Gap-V Needham Building 3, LLC, as landlord (the “Landlord”). Pursuant to the Lease, the Landlord will build an approximately 280,000 square foot rental building in Needham, Massachusetts (the “Premises”), and thereafter lease the Premises to TA LLC as TripAdvisor’s new corporate headquarters for an initial term of 15 years and 7 months.

The construction of the Premises is expected to start in the fourth quarter of 2013 and TripAdvisor expects to move into the Premises in May 2015. If the Landlord fails to deliver the Premises according to the schedule, subject to certain conditions, TA LLC may be entitled to additional free rent, or in extreme cases, a right to terminate the Lease. Under the Lease, TA LLC is required to pay an initial base rent of $33.00 per square foot per year, increasing to $34.50 per square foot by the final year of the initial term, as well as all real estate taxes and other building operating costs. TA LLC is also obligated to deliver a letter of credit to the Landlord in the amount of $807,564.50 as security deposit, which amount is subject to increase under certain circumstances. Subject to certain conditions, TA LLC has certain rights under the Lease, including rights of first offer to lease additional space or to purchase the Premises if the Landlord elects to sell. TA LLC also has an option to extend the term of the Lease for two consecutive terms of five years each.

In connection with the Lease, on June 20, 2013, TripAdvisor entered into a Guaranty (the “Guaranty”), pursuant to which TripAdvisor provides full payment and performance guaranty for all of TA LLC’s obligations under the Lease.

The foregoing descriptions of the terms of the Lease and the Guaranty do not purport to be complete and are qualified in their entirety by reference to the full text of the Lease and the Guaranty, which TripAdvisor intends to file as exhibits to its Quarterly Report on Form 10-Q for the quarter ending June 30, 2013.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 of this Current Report on Form 8-K regarding the Lease and the Guaranty is incorporated into this Item 2.03 by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIPADVISOR, INC.

By:	/s/ Seth J. Kalvert
Seth J. Kalvert
Senior Vice President, General Counsel and Secretary

Dated: June 25, 2013